MEMORANDUM OF UNDERSTANDING

Between

BLUE SKY LANGSA LTD.

And

FULUCAI PRODUCTIONS LTD.

May 27, 2014

Memorandum of Understanding (“MOU”)

Participation terms for 15% of Langsa TAC with Blue Sky Langsa Ltd. (“BSL”)

This Memorandum of Understanding (“MOU”) is made this 27th day of May 2014

WHEREAS:

Blue Sky Langsa Ltd., a private company, incorporated in Mauritius and registered to do business in Indonesia under the Tax ID number 02.072.474.6-081.000 with corporate office in Mere Prima 26th Floor, Unit G-1, Jl. Lingkar Mega Kuningan Block 6.2, Jakarta 12950, Indonesia, Phone: +62-21-57948330, Fax: +62-21-5794-8331, (hereinafter referred to as “BSL”);

AND

Fulucai Productions Ltd., a public company incorporated in the State of Nevada, USA, with corporate office at Suite 1250, 639 – 5 Avenue SW, Calgary, Alberta, T2P 0M1, Canada, Phone: +1 (403) 613-7310 (hereinafter referred to “Fulucai or Participant”);

BSL and Fulucai may also sometimes be referred together as “Parties” or singularly as “Party”.

Whereas, BSL is the Contractor as approved by Pertamina under a Technical Assistance Contract for a block referred to as “Langsa TAC” located offshore, North Sumatra and with legal description as defined in Exhibit “A” attached; and

Whereas Fulucai wishes to participate in further development of Langsa TAC under a work over and recompletion plan (”WP2014”) as proposed by BSL; and

Whereas, BSL is willing for Fulucai to participate in the WP2014; and

NOW THEREFORE, in consideration of the foregoing recitals, the Parties hereto agree to enter into this MOU under the terms and conditions as set forth below:

1.
Purchase: Fulucai shall pay $918,568 US as consideration to acquire 15% of Langsa TAC.  The $918,568 US is based upon BSL assigning 15% of the Sunk Cost Pool (“Cost Pool”) to Fulucai, which Cost Pool is $61,237,895 US as of December 31, 2013.  On Closing Fulucai shall be assigned 15% of Langsa TAC including its proportionate share of the Cost Pool ($9,185,684 US) plus all wells producing and non-producing (L1, L2, L3, L4, H3, H4) and all equipment on the subject wells. Any equipment not included in the Cost Pool and which is not required for the WP2014 shall remain the property of BSL.

2.
Effective date:  January 1, 2014. As of the Effective date, Fulucai shall receive its 15% of production income and pay its 15% of the operating and overhead costs for Langsa TAC operations including FPSO charter costs and direct fuel costs.  BSL shall provide a statement of accounts (“Statement”) upon sale of production stored in the tanks.  The Statement shall include the credit of oil income less the operating costs for the period January 1, 2014 to the Effective Date.  The operating costs (while the production is lower than 400 bopd, calculated on a monthly basis) shall be no more than $350,000 US per month and shall increase to $550,000 US per month upon achieving production rates in excess of 400 bopd, calculated on a monthly basis.  No operating costs are required to be paid by the Participant, unless oil is sold.  For the purposes of the first oil sale, all oil stored in the tanks, whether before January 1, 2014, or after that date, shall be deemed to be joint property (approximately 14,000 barrels as of May 22, 2014).

3.
WP 2014: Fulucai shall pay 15% of direct costs for WP2014, currently estimated at $8.877 Million US ($1,331,550 US for 15%) 25% of such costs are payable June 1, 2014 and the remaining 75% upon notification by BSL no later than 15 days prior to commencement of Phase II work program.  The WP2014 and economics are attached as Exhibit "B".

4.
Incremental costs: Should the WP2014 costs increase than Fulucai shall pay up to 20% ($266,310 US) of the additional costs. Any costs in excess of 20% shall be borne by BSL and deducted from Fulucai’s net income. BSL shall send a Supplemental Cash Call, if required, and Fulucai shall pay up to $266,310 US within 15 days from the receipt of the Supplemental Cash Call.

5.
P&A: BSL shall assume responsibility for all existing and future well abandonment as well as any future site restoration and associated facility costs.  Fulucai retains an option to relinquish its rights, interests and obligations in Langsa TAC by notifying BSL in writing.  In this event Fulucai shall be credited with its share of the oil in the tank and debited with its share of expenses as of the date of notice and Fulucai shall have no further rights, interests and obligations.

6.	JOA: All operations by BSL, including future development plans, shall be governed under the terms of the Joint Operating agreement (" JOA") attached herein as Exhibit "C").
7.	Cost Pools: Fulucai's share of cash flow will not be adversely impacted if Cost Pools are all exhausted provided that Fulucai does not participate in any additional Work Program excepting WP2014.
8.
DMO/NSO/Taxes:  Fulucai shall not make any contributions to DMO/NSO/Taxes in Indonesia, if required, under the terms of the Langsa TAC provided that Fulucai does not participate in any additional Work Program excepting WP2014.

9.
Join Interest Billings (“JIBS”): BSL shall provide monthly JIBs and within 5 days of receipt of Oil Income (Lifting") remit to Fulucai their share of net income after deducting the operating costs, if unpaid.

10.
Extension: Fulucai shall relinquish all its interest upon expiry of the Langsa TAC in June 2017, excepting that should Fulucai desire to participate in costs associated for Concession extension, then it must notify BSL no later than January 1, 2016.  If extension is granted, then Fulucai shall retain its proportionate interest, pay its share of costs and shall be subject to the Extension terms imposed by Pertamina and to the JOA terms.

11.	Closing: the Transaction shall close May 30, 2014. On the closing date the following shall take place:
•	Fulucai shall wire $918,568 to BSL;
•	BSL shall send a copy of the MOU to Pertamina;
•	BSL shall execute an assignment for 15% of Langsa TAC. The assignment shall be sent to Pertamina upon their confirmation of receipt of the MOU;
•	BSL will provide a written confirmation that Fulucai has the right to utilize 15% ($9,185,684) of historic cost pools.
12.	Notices: A notice under this MOU must be in writing to the nominated address of the Parties written above.

13.	Severability: The rights, duties, obligations and responsibilities of BSL and Fulucai are several and not joint or collective.
14.
Confidentiality: The terms of this MOU must be held confidential by the Parties and shall not be divulged in any way to any third party by any one Party without the prior written approval of the other Party provided that any Party may, without such approval, disclose such terms to:

a.	any Affiliate; or
b.	any outside professional consultants or other professional advisors consulted in connection with the terms of this Agreement; or
c.	any bank or financial institution from whom such Party is seeking or obtaining finance; or
d.
to any bona fide potential assignee of such Party or acquirer of a controlling interest in the share capital of such Party or any of its parent companies, provided that the disclosing Party obtains a similar undertaking of confidentiality from such receiving Party; or

e.	the extent required by any applicable laws or the requirements of any recognized stock exchange in compliance with its rules and regulations; or
f.	any Government agency lawfully requesting such terms; or
g.	any Court of competent jurisdiction acting in pursuance of its powers; or
h.	the extent that the terms of this Agreement become public knowledge or for any other reason cease to be confidential otherwise than through breach of this undertaking.
15.
Press Releases: Save as required by any applicable laws or the requirements of any recognized stock exchange in compliance with its rules and regulations neither Party shall, without the written consent of the other, make any statements or announcements to the press or media regarding the terms of this MOU.

16.
Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada exclusive of any conflicts of laws and principles that could require the application of any other law.

17.
Assignment: Fulucai may form a single purpose vehicle (“SPV”) or wholly owned subsidiary for holding this interest in Langsa TAC.  Consequently, Fulucai shall have the right, without the need for any approval from BSL or any other party, to assign such interest to such SPV or subsidiary to be formed.  BSL hereby agrees to register such transfer without delay or demur upon instruction from Fulucai and execute whatever documents are necessary to affect and register such transfer.

18.
Amendments: This MOU may be amended only by written mutual agreement of the Parties.  If any provision of this MOU becomes invalid or unenforceable, the validity of other provisions shall not be affected.

19.	Binding Agreement: This MOU when executed is legally binding upon the Parties.
20.
No Partnership: Nothing in this MOU is intended to or shall be deemed to establish any partnership or joint venture between the Parties, constitute either Party as the agent of the other Party, nor authorize either of the Parties to make or enter into any commitments for or on behalf of the other Party.

This MOU shall be binding upon both Parties until a Participation Agreement incorporating the commercial terms defined in this MOU and other terms normally added for further clarification.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

Blue Sky Langsa Ltd.                                                                                     Fulucai Productions Ltd.
______________________                                                                        _____________________
Ilyas Chaudhary                                                                                               Mo Fazil
President                                                                                                           President

List of Exhibits

Exhibit “A” – Legal Description for Langsa TAC

Exhibit “B” – Langsa Technical Assistance Contract

Exhibit “C” – The WP2014 and Economics

Exhibit “D” – Joint Operating agreement